Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

McLEAN, VA — (BUSINESS WIRE) – November 5, 2007 — PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced its results for the quarter ended September 30, 2007.

Third Quarter 2007 Highlights:

•	$225 Million Net Revenue

•	$16 Million Adjusted EBITDA

•	$9 Million Income from Operations

•	$118 Million Cash Balance at Quarter End ($109 Million Unrestricted)

PRIMUS reported third quarter 2007 net revenue of $225 million, down $2 million from the prior quarter and down $20 million from the third quarter 2006. The Company reported net income for the quarter of $6 million, compared to net income of $12 million in the prior quarter and break-even in the third quarter 2006. As a result, the Company reported $0.04 and $0.03 of basic and diluted net income per common share, respectively, in the third quarter 2007, as compared to basic and diluted net income per common share of $0.10 and $0.07 in the prior quarter and $0.00 for both measures in the year-ago quarter.

As reported last quarter, Primus’s improved operating results and Adjusted EBITDA performance enabled it to raise over $94 million in cash year-to-date and to extend its near-term debt maturities. These liquidity-enhancing transactions provided the necessary resources to enable the Company to re-initiate significant levels of investment in support of growth opportunities in broadband, VOIP, local, wireless, data and hosting services. As a result, capital investments and sales and marketing activities increased in the third quarter 2007, with anticipated revenue and contribution growth expected to occur in 2008.

During the third quarter, the investment program included the following initiatives: opening new, and expanding existing, data centers in Canada and Australia; expansion of the DSLAM broadband footprint and network capacity to offer higher speed DSL services in Australia; and expansion of the Company’s direct sales force and telemarketing capabilities across its major markets.

“While we continue to experience declining revenue from legacy long distance voice and dial-up ISP services, we have again managed to increase overall margin percentage and contribution,” said K. Paul Singh, Chairman and Chief Executive Officer of Primus. “These favorable results are from a combination of sequential growth from our high margin products, selective pruning of low-margin revenue streams and improvements in our network cost structure. In the third quarter, net revenue from high margin growth products increased 2% sequentially reaching annualized net revenue of nearly $220 million.”

“Thus, our strategy of generating increased contribution from products such as broadband, VOIP, local, wireless, data and hosting, is well underway, and we plan to accelerate this effort with prudent investments. Our objective, over time, is to generate increased growth product contribution that exceeds the corresponding declines in legacy voice and dial-up Internet products. Even with the enhanced investment to support these growth products, we continue to expect full year 2007 Adjusted EBITDA to be in the range of $60 million to $65 million,” Mr. Singh said.

Third Quarter 2007 Financial Results:

The Company sold its Australian domain name business in the first quarter 2007 and sold its 51% interest in a German subsidiary in the third quarter 2007. From an accounting perspective, as a result of these events, the businesses have been treated as “discontinued operations,” and therefore, those operating results are excluded from the individual line items of the statement of operations in the current and all prior period results. Additionally, the operating results and the gain from sale of discontinued operations are shown as separate line items on the statement of operations. In 2006, the revenue and net income from these operations were $9 million and $1 million, respectively.

“Third quarter 2007 revenue was $225 million, down 1% or $2 million from the prior quarter and down 8% or $20 million from the third quarter 2006. The $2 million decrease from the prior quarter was comprised of a $6 million increase from the weakening of the United States dollar, offset by a $1 million decrease in low-margin wholesale services revenue, $1 million decrease in Canadian prepaid services and a net decrease of $6 million in retail services revenue,” said Thomas R. Kloster, Chief Financial Officer. “The $6 million decline in retail revenue reflects a continued decline in legacy voice and dial-up Internet services revenue offset by continued growth from high-margin broadband, VOIP, local, wireless, data and hosting revenues.”

Net revenue from broadband, VOIP, local, wireless, data and hosting services was $55 million (24% of net revenue) for the third quarter 2007, as compared to $53 million (23% of net revenue) in the prior quarter. Geographic retail revenue mix was 32% coming from Asia-Pacific, 29% from Canada, 8% from Europe and 12% from the United States. The mix of net revenue was 81% retail (53% residential and 28% business) and 19% wholesale.

SG&A expense in the third quarter was $73 million (32.3% of net revenue), up $4 million from $69 million in the prior quarter (30.3% of net revenue) and up $1 million from $72 million (29.2% of net revenue) in the year-ago quarter. The third quarter increase over the second quarter resulted from a $3 million increase in outbound telemarketing, customer care, additional direct sales and support headcount and customer win-back costs, a $1 million increase in advertising expense, and a $1 million increase in severance payments. These increases were partially offset by a decline in professional fees.

Income from operations was $9 million in the third quarter 2007, an increase from $8 million in the prior quarter and consistent with the third quarter 2006.

Third quarter 2007 Adjusted EBITDA, as calculated in the attached schedule, of $16 million was even with the prior and year-ago quarters’ Adjusted EBITDA. In the third quarter, the Company realized a $3 million reduction to cost of revenue from a gain reflecting recovery of payments related to retroactive price reductions which partially offset the unfavorable impact to Adjusted EBITDA from the revenue decline and SG&A increase discussed above.

Interest expense for the third quarter 2007 was $16 million, stable with the prior quarter and up from $13 million in the third quarter 2006. The increase over the year-ago quarter is attributable to the interest related to the 14  1/4% Senior Secured Notes, issued in February and March 2007.

Net income was $6 million in the third quarter 2007 (including a $12 million gain on foreign currency transactions), as compared to net income of $12 million in the second quarter 2007 (including a $2 million loss on early extinguishment or restructuring of debt and a $15 million gain on foreign currency transactions), and break-even in the third quarter 2006 (including a $4 million gain on foreign currency transactions).

Basic and diluted net income per common share was $0.04 and $0.03, respectively, for the third quarter 2007, as compared to basic and diluted net income per common share of $0.10 and $0.07 in the prior quarter and $0.00 for both measures in the year-ago quarter. Adjusted Basic and Diluted Net Loss Per Common Share, as calculated in the attached schedule, was ($0.05) for the third quarter 2007, compared to $0.00 for the second quarter 2007 and ($0.04) in the year-ago quarter.

The Company is currently assessing the impact of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and determining the impact of other events as they relate to income taxes on its third quarter results. Therefore, certain figures presented in the press release, may, depending on the outcome of the assessment, differ from those that will be presented in the Company’s Form 10-Q for the quarter ended September 30, 2007.

Liquidity and Capital Resources

PRIMUS ended the third quarter 2007 with a cash balance of $118 million ($109 million unrestricted) as compared to $113 million ($105 million unrestricted) as of June 30, 2007. This total reflects $16 million of Adjusted EBITDA, $2 million from working capital, offset by $17 million on debt coupon and other interest payments. In addition, $19 million was raised by the sale of 22.5 million shares of the Company’s common stock; $2 million was generated from changes in foreign currency exchange rates $1 million was received for the sale of the Company’s interest in a German subsidiary; $13 million of cash was used for capital expenditures; $3 million was used to purchase the Company’s outstanding 12.75% senior notes for retirement; and $2 million was used for scheduled principal reductions. During this period, an additional $1 million became restricted.

In addition to the third quarter capital expenditures of $13 million, the Company spent $6 million and $11 million, respectively in the first and second quarters 2007 for a year-to-date total of $30 million. Capital expenditures for the full year 2007 are expected to be within our prior guidance range of between $40 million and $45 million.

Free Cash Flow for the third quarter 2007, as calculated in the attached schedule, was negative ($10) million (comprised of $3 million provided by operating activities and $13 million utilized for capital expenditures) as compared to $1 million in the prior quarter and negative ($14) million in the third quarter 2006. The sequential decline from the second quarter 2007 Free Cash Flow is primarily caused by the timing of debt coupon and other interest payments of $11 million during the second quarter 2007 as compared to $17 million paid in this quarter and an increase in capital expenditures.

The principal amount of PRIMUS’s long-term debt obligations as of September 30, 2007 was $679 million, as compared to $684 million at June 30, 2007.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means, issuing equity or purchasing its equity in the open market to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss third quarter 2007 results on November 5, 2007, at 5:00 PM Eastern. Participants should dial 866-256-9295 (domestic) or 703-639-1214 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 15 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning revenue levels, VOIP, broadband, local, wireless, and data and hosting services prospects, rates of decline in legacy businesses, future Adjusted EBITDA and Free Cash Flow, financing/delevering/debt restructuring plans, the timing, extent and effectiveness of cost reduction programs, future results, the telecommunications market environment, the effectiveness and profitability of new initiatives, selling, general and administrative expense and capital expenditures, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital or refinance indebtedness when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, wireless, data and hosting, and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless, data and hosting or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the delisting of the Company’s common stock from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditors issuing an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness concerning taxes; risks associated with our limited DSL, Internet, VOIP, local, wireless and data and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless, data and hosting, and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBTIDA, Adjusted Diluted Income (Loss) Per Common Share, and Free Cash Flow. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on November 5, 2007, and available on our website.

For more information:
John DePodesta
Executive Vice President
PRIMUS Telecommunications Group, Incorporated
703 748-8050 ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET REVENUE	$225,283	$245,319	$679,660	$763,024
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	136,464	157,676	423,338	503,356
Selling, general and administrative	72,771	71,639	209,983	219,030
Depreciation and amortization	7,328	6,976	21,228	41,044
Loss on sale or disposal of assets	—	(205)	684	14,302
Asset impairment write-down	—	—	—	209,248

Total operating expenses	216,563	236,086	655,233	986,980

INCOME (LOSS) FROM OPERATIONS	8,720	9,233	24,427	(223,956)
INTEREST EXPENSE	(15,810)	(13,188)	(45,668)	(40,658)
ACCRETION ON DEBT DISCOUNT, NET	(37)	222	(411)	(1,344)
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	—	—	—	5,373
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	364	—	(7,910)	7,409
INTEREST AND OTHER INCOME	1,141	845	3,695	3,405
FOREIGN CURRENCY TRANSACTION GAIN	12,232	3,895	30,287	8,520

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,610	1,007	4,420	(241,251)
INCOME TAX BENEFIT (EXPENSE)	(1,257)	(1,219)	4,429	(3,697)

INCOME (LOSS) FROM CONTINUING OPERATIONS	5,353	(212)	8,849	(244,948)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	140	333	145	2,002
GAIN FROM SALE OF DISCONTINUED OPERS., net of tax	174	—	6,132	7,415

NET INCOME (LOSS)	$5,667	$121	$15,126	$(235,531)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.04	$(0.00)	$0.07	$(2.19)
Income from discontinued operations	0.00	0.00	0.00	0.01
Gain from sale of discontinued operations	0.00	—	0.05	0.07

Net income (loss)	$0.04	$0.00	$0.12	$(2.11)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.03	$(0.00)	$0.05	$(2.19)
Income from discontinued operations	0.00	0.00	0.00	0.01
Gain from sale of discontinued operations	0.00	—	0.03	0.07

Net income (loss)	$0.03	$0.00	$0.08	$(2.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	142,143	113,844	124,100	111,866

DILUTED	208,042	160,779	192,412	111,866

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

September 30, 2007
Cash and cash equivalents	$108,724
Accounts receivable, net	120,108
Other current assets	23,484

TOTAL CURRENT ASSETS	252,316

Restricted cash	9,689
Property and equipment, net	137,677
Goodwill	39,552
Other intangible assets, net	1,801
Other assets	29,636

TOTAL ASSETS	$470,671

Accounts payable	$79,097
Accrued interconnection costs	42,922
Deferred revenue	16,990
Accrued expenses and other current liabilities	54,677
Accrued income taxes	21,036
Accrued interest	11,583
Current portion of long-term obligations	13,637

TOTAL CURRENT LIABILITIES	239,942

Non-current portion of long-term obligations	676,236
Other liabilities	51

TOTAL LIABILITIES	916,229

Stockholders’ deficit	(445,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$470,671

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
NET INCOME	$5,667	$12,101	$121
Share-based compensation expense	59	67	246
Depreciation and amortization	7,328	7,343	6,976
(Gain) loss on sale or disposal of assets	—	676	(205)
Interest expense	15,810	16,424	13,188
Accretion on debt discount, net	37	76	(222)
Income tax (benefit) expense	1,257	(6,691)	1,219
(Gain) loss on early extinguishment or restructuring of debt	(364)	2,315	—
Foreign currency transaction gain	(12,232)	(15,081)	(3,895)
Interest and other income	(1,141)	(1,058)	(845)
Income (loss) from discontinued operations, net of tax	(140)	155	(333)
Gain from sale of discontinued operations, net of tax	(174)	—	—

ADJUSTED EBITDA	$16,107	$16,327	$16,250

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED NET LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS—DILUTED	$6,102	$12,578	$121
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	(435)	(477)	—

NET INCOME	5,667	12,101	121
Add:
(Gain) loss on sale or disposal of assets	—	676	(205)
(Gain) loss on early extinguishment or restructuring of debt	(364)	2,315	—
Foreign currency transaction gain	(12,232)	(15,081)	(3,895)
(Income) loss from discontinued operations, net of tax	(140)	155	(333)
Gain from sale of discontinued operations, net of tax	(174)	—	—

ADJUSTED NET INCOME (LOSS)	$(7,243)	$166	$(4,312)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	208,042	184,719	160,779

DILUTIVE WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	(65,899)	(46,963)	(46,935)

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	142,143	137,756	113,844

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.03	$0.07	$0.00

ADJUSTED DILUTED NET LOSS PER COMMON SHARE	$(0.05)	$0.00	$(0.04)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$2,858	$12,127	$(5,873)
Net cash used in purchase of property and equipment	(12,676)	(10,651)	(7,806)

FREE CASH FLOW	$(9,818)	$1,476	$(13,679)